Exhibit 99.1

Liberator, Inc. Advertises on Howard Stern Through SiriusXM

Liberator is Running Radio Advertisements on Howard Stern through SiriusXM to Drive Awareness for its Unique Bedroom Adventure Gear®

ATLANTA, Jan. 20, 2012 /PRNewswire/ -- Liberator, Inc. (OTCBB/OTCQB: LUVU), a dynamic high-growth and vertically integrated company capitalizing on the emerging sexual wellness revolution through the worldwide marketing of the Liberator® brand, announced today that it is running radio advertisements on Howard Stern through SiriusXM Satellite Radio to drive awareness for its Liberator Bedroom Adventure Gear® in preparation for Valentine's Day.

"Our goal of advertising on the Howard Stern show is to educate people that lovemaking should be about fun and exploration during Valentine's Day, and this romantic imagination should be inspired all year round to have a well-lived life," said Louis Friedman, President and CEO of Liberator, Inc. "Liberator products have been an important part of the sexual wellness revolution, empowering exploration, fantasy and the communication of desire, for persons of all shapes, sizes and abilities.  We hope to continue to raise awareness of our Liberator brand and unique products as we execute our business plan leading up to our historically best sales period of the year."

About Liberator, Inc.

Liberator, Inc. is a dynamic high-growth and vertically integrated public company capitalizing on the emerging sexual wellness revolution through the worldwide marketing of the Liberator® line of products, the luxury and lovestyle brand that celebrates intimacy by inspiring romantic imagination. Established with the conviction that sensual pleasure and fulfillment are essential to a well-lived life, Liberator Bedroom Adventure Gear® empowers exploration, fantasy and the communication of desire, for persons of all shapes, sizes and abilities. Products include Liberator shapes and positioning systems, pleasure objects, and sensual accessories.  Liberator, Inc. is currently housed in a 140,000 square foot vertically integrated manufacturing facility in a suburb of Atlanta, Georgia. Liberator, Inc. has over 100 employees, with products being sold directly to consumers and through hundreds of domestic resellers, on-line affiliates and six international licensees. The company is known for cutting-edge advertising and product branding. Since inception in 2002, Liberator has sold over $60 million of branded Liberator products.

Liberator operates an online retail e-commerce website at: www.Liberator.com and can be followed on Twitter at: www.twitter.com/Liberator.

Forward-Looking Statements

In addition to historical information, this press release may contain forward-looking statements that reflect the company's current expectations and projections about future results, performance, prospects and opportunities. These forward-looking statements are based on information currently available to us and are subject to a number of risks, uncertainties and other factors that may cause actual results, performance, prospects or opportunities to be materially different from those expressed in, or implied by, such forward looking statements. You should not place undue reliance on any forward-looking statements. Except as required by federal securities law, the company assumes no obligation to update publicly or to revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available, new events occur or circumstances change in the future.

Company Contact:

Liberator, Inc.
Ronald Scott, Chief Financial Officer
770-246-6426
ron.scott@Liberator.com

Financial Communications Contact:

Trilogy Capital Partners
Darren Minton, President
Toll-free: (800) 592-6067
Email: info@trilogy-capital.com